Exhibit 99.1

Press Release Dated October 24, 2016

NEWS RELEASE

October 24, 2016

Farmers Capital Bank Corporation Announces Increase in Common Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors approved a quarterly cash dividend on the Company’s common stock of $0.10 per share. This represents an increase of $0.03 per share or 42.9% over the previous dividend of $0.07 per share. The quarterly $0.10 per share dividend represents an annualized yield of 1.22% based on the closing price of $32.85 on October 21, 2016. The dividend is payable on January 1, 2017 to shareholders of record at the close of business on December 1, 2016. The Company currently has 7,507,580 shares outstanding.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.